EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

August 3, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE 18,000 NET ACRES OF BARNETT SHALE LEASEHOLD

UNDERLYING THE DALLAS/FORT WORTH AIRPORT

OKLAHOMA CITY, OKLAHOMA, AUGUST 3, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has been preliminarily approved as the highest and best bidder by the Dallas/Fort Worth International Airport Board and the cities of Dallas and Fort Worth to lease 18,000 net acres of Barnett Shale leasehold for $181 million in cash and a 25% royalty. Final approval is anticipated from the city councils of both cities by August 16, 2006.

On the acreage that underlies the Dallas/Fort Worth International Airport (DFW), Chesapeake has identified approximately 250 potential drillsites that will be developed from approximately 20 well pad sites on DFW land. Including an estimated $750 million of capital needed to fully develop an estimated 470 billon cubic feet of unproved natural gas reserves, Chesapeake’s all-in acquisition cost to develop the DFW leasehold will be an attractive $1.98 per thousand cubic feet of natural gas. Pursuant to the terms of the bid requirements, approximately 20% of the lease will be owned by various Minority and Women Businesses (M/WBE) that will participate with Chesapeake in the development of the lease.

The addition of the DFW leasehold will increase Chesapeake’s total leasehold in the Fort Worth Barnett Shale to approximately 180,000 net acres, located primarily in Johnson, Tarrant and Dallas counties. The company has current net production from the Fort Worth Barnett Shale of 130 million cubic feet per day and believes it can drill an additional 2,450 net Barnett Shale wells to potentially develop an estimated 4.4 trillion cubic feet of proved and unproved natural gas reserves. To develop this significant inventory of value, Chesapeake plans to increase its current Fort Worth Barnett Shale drilling rig count from 15 to 30 by the first quarter of 2007. At that higher rig count, Chesapeake believes that it can drill at least 400 gross Barnett Shale wells per year.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are excited to announce such a unique opportunity to develop this large, contiguous and valuable acreage position underlying one of the nation’s busiest airports. We also look forward to building an even larger presence in the Dallas and Fort Worth communities, of which our participation in the Airport’s M/WBE program will be an important part. This transaction with the DFW Airport helps ensure that the Barnett Shale will continue to be a key driver in Chesapeake’s growth plans for years to come.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include estimates of Barnett Shale oil and natural gas reserves and our planned development of these reserves. Factors that could cause actual results to differ materially from expected results include uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures generally; uncertainties in evaluating oil and natural gas reserves of the DFW lease and associated potential liabilities specifically; our ability to conduct an effective exploration and development drilling program on the DFW lease; and drilling and operating risks. Our internal estimates of reserves, particularly those in properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. We refer you to “Risk Factors” in the Prospectus dated June 27, 2006 for our offering of 7.625% Senior Notes due 2013 filed with the Securities and Exchange Commission on June 29, 2006 for factors that may affect the company’s future performance generally. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable”, “possible” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

2